OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.16 OF THE SERVICING
AGREEMENT DATED AS OF SEPTEMBER 29, 2004

AMERICAN HOME MORTGAGE INVESTMENT TRUST 2004-3
MORTGAGE-BACKED NOTES, SERIES 2004-3


I, Michael Strauss, the Chief Executive Officer of American Home Mortgage Servicing, Inc., as Master Servicer, in connection with American Home Mortgage Investment Trust 2004-3, Mortgage-Backed Notes, Series 2004-3, do hereby certify that:

(i) a review of the activities of the Master Servicer during the preceding calendar year and of the Master Servicer's performance under this Servicing Agreement has been made under my supervision;

(ii) to the best of my knowledge, based on such review, the RMBS Master Servicer has fulfilled all its obligations under this Servicing Agreement for such year;

(iii) a review of the activities of each Subservicer during the Subservicer's most recently ended calendar year on or prior to December 31 of the preceding year and each Subservicer's performance under its Subservicing Agreement has been made under my supervision; and

(iv) to the best my knowledge, based on my review and the certification of an officer of each Subservicer, each Subservicer has performed and fulfilled its duties, responsibilities and obligations under this Servicing Agreement and its Subservicing Agreement in all material respects throughout the year.


Certified on this 22nd day of March 2005.

AMERICAN HOME MORTGAGE SERVICING, INC.



By: __/s/ Michael Strauss_______________
Name:  Michael Strauss
Title:    Chief Executive Officer